Exhibit 10(x)

CONFIDENTIAL

INTERCOMPANY SERVICES AGREEMENT

This Intercompany Services Agreement (the “Agreement”) is effective as of the 1st day of January, 2020, by and between Merit Life Insurance Co., a life insurance corporation domiciled in the State of Texas (the “Client”), and Brickell Insurance Holdings LLC, a Delaware limited liability company, (the “Company”). Each of the Client and the Company is referred to herein as a “party” and collectively, as the “parties.”

WHEREAS, during the term of this Agreement, the Company desires to provide, and Client desires to receive, certain professional, technological, administrative and other corporate services and support from the Company, as hereinafter specifically provided (collectively, the “Services” and, each individually, a “Service”), and the parties desire to set forth herein the basis on which the Services shall be provided to Client; and

WHEREAS, the parties have agreed that the Client requests Services to be performed as outlined in Schedule A, and the Company has agreed to provide such Services in exchange for the consideration outlined in Section 2.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto, for themselves, and their respective successors and assigns, agree as follows:

1.	SERVICES.

1.1           Services to Client. The Services to be provided by the Company to Client are comprised of the Services more particularly set forth in Schedule A, attached hereto and incorporated herein by reference. The scope of the specific Services set out in Schedule A will be provided by the Company to the Client on an as needed basis, in accordance with the term of this agreement unless terminated earlier in accordance with Section 9.2. The Client shall maintain oversight for Services provided to the Client by the Company, including by monitoring the Services annually for quality assurance, and this Agreement shall not be interpreted to delegate management authority to the Company to the substantial exclusion of the board of the Client. Any funds or invested assets of the Client held by the Company are the exclusive property of the Client, are held for the benefit of the Client, and are subject to the control of the Client.

2.	PAYMENT AND INVOICING TERMS.

2.1           Payment for Services.

(a)          In consideration for the Services contemplated in Section 1.1, the Client shall pay to the Company as compensation an amount equal to all expenses, direct and indirect, reasonably and equitably determined by the Company to be attributable to the Client for Services. The bases for determining all direct and indirect costs allocated to the Client shall be based upon the Company’s customary practices for internal cost allocations. Such bases shall be modified and adjusted where necessary and appropriate to reflect fairly and equitably the actual incidence of cost incurred by the Company on behalf of the Client.

(b)          The Client shall not advance funds to the Company except to pay for Services defined in this Agreement.

(c)          The settlement of any balance payable pursuant to this Section 2.1 shall be in a timely manner at least every ninety (90) days with a specified due date and in accordance with the requirements in the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual.

2.2          Invoicing.

(a)          The Company will invoice Client for the cost of the Services on a monthly basis, in arrears, either directly or through an affiliate, as needed, in a manner substantially consistent with the billing practices of the Company. The Company will provide to Client such billing data and level of detail as is customarily required, provided that such other data will be provided to Client as may be reasonably requested by Client. Client agrees to pay within thirty (30) business days after each date on which the Company invoices Client for the Service costs, at the Company’s option upon reasonable notice to Client, through the Company’s intercompany billing system, cash management systems, or, if requested by the Company, by ACH or wire transfer of immediately available funds payable to the order of the Company, and in any event without set off, defense, or demand, all amounts invoiced by the Company pursuant to this Section 2.2(a) during the preceding calendar month, unless the Company receives notification of a dispute as to a Service cost within fifteen (15) business days from receipt of invoice by the Client, and if no such notification is given, the invoice will be deemed valid. The portion of the Company’s invoice that is not in dispute shall be paid in accordance with the procedures set forth herein. Amounts, if any, owed by the Company for use of office space shall be included on any such invoice as a credit to the amount invoiced to the Client.

(b)          The Client shall pay any reasonable attorney fees, court costs, or other costs incurred in collection of delinquent accounts. If payment of invoices is not current, the Company may suspend performing further Services.

(c)           Following prior notice to the Client of not less than ten (10) business days, the Company may, from time to time, prepare and deliver to Client revised versions of any Schedule(s), setting forth with respect to the Services described in such Schedule(s), any proposed changes in billing methodology and, to the extent available, the Service costs estimated to be payable for such Services pursuant to such revised Schedule(s).

3.	CHANGES; ADDITIONAL SERVICES.

3.1           Scope of Work. Client and the Company will cooperate in planning the scope and timing of the Services referenced under Section 1.1 to be ordered by Client in order to minimize or eliminate interference with the conduct of Client’s business activities.

3.2           Additional Services. The parties agree that in order to make any subsequent request for additional Services, new Services, or Services not listed on Schedule A, they must amend Schedule A in accordance with the terms of Section 10.13.

3.3           No Obligation. In providing the Services, the Company shall not be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; or (iii) purchase, lease or license any additional equipment or software.

3.4          Maintenance and Support. Standard maintenance and support services offered by the Company do not cover any customized software or new product development. If available, maintenance and support may be addressed under a separate services agreement or an addendum hereto.

4.	STANDARD OF CARE.

The Company warrants that its Services shall be performed by personnel possessing competency consistent with applicable industry standards and in good faith.

5.	LIABILITY.

5.1	Indemnification.

(a)           The Company agrees that it shall indemnify, defend and hold the Client harmless from any and all liabilities, including the costs of defense and settlements, paid or incurred by Client arising out of the Company’s breach of obligations or provision of services under this Agreement, except to the extent that such liabilities are determined by a court of competent jurisdiction to have directly resulted from the Client’s gross negligence, bad faith or willful misconduct. The Company shall not be liable for any Client damages arising from Client misrepresentation, non-performance, or delay; or any special, indirect, consequential, lost profits or punitive damages. The Client shall, as a condition of such indemnification, notify the Company within ten (10) days after receipt of notice of any claim against the Client for which the Client seeks indemnification. The Company shall be entitled to make such investigation, settlement, or defense of the claim as it deems prudent; provided that no settlement shall contain any admission of fault or wrongdoing on the part of the Client, without the Client’s written consent.

(b)          The Client agrees that it shall indemnify, defend and hold the Company harmless from any and all liabilities, including the costs of defense and settlements, paid or incurred by Company arising out of the Client’s breach of its obligations hereunder, except to the extent that such liabilities are determined by a court of competent jurisdiction to have directly resulted from the Company’s gross negligence, bad faith or willful misconduct. The Client shall not be liable for any Company damages arising from Company misrepresentation, non-performance, or delay; or any special, indirect, consequential, lost profits or punitive damages. The Company shall, as a condition of such indemnification, notify the Client within ten (10) days after receipt of notice of any claim against the Company for which the Company seeks indemnification. The Client shall be entitled to make such investigation, settlement, or defense of the claim as it deems prudent; provided that no settlement shall contain any admission of fault or wrongdoing on the part of the Company, without the Company’s written consent.

(c)          If the indemnification provided for in Section 5.1(a) or Section 5.1(b) above is unavailable or insufficient to hold the indemnified party harmless, the indemnifying party shall contribute to the amount paid or payable to the indemnified party as a result of the liabilities of the indemnified party in such proportion as is appropriate to reflect the relative fault of each of the Client and the Company in the liabilities.

5.2          Survival. Sections 2, 4, 5, 6, 7, 8, 9 and 10 survive the expiration or termination of this Agreement for any reason.

6.	CONFIDENTIALITY

6.1            Confidential Information. Client and Company hereby covenant and agree to hold in trust and confidence all Confidential Information relating to the other party. “Confidential Information” shall mean all information disclosed or obtained by either party to the other as a result of the relationship between the parties existing by virtue of this or any other agreement of the parties, whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, economic and business data, business plans, and the like, but shall not include (i) information which becomes generally available to the public other than by release in violation of this Section 6.1, (ii) information which becomes available on a non-

confidential basis to a party from a source other than the other party to this Agreement provided the party in question reasonably believes that such source is not or was not bound to hold such information confidential, (iii) information acquired or developed independently by a party without violating this Section 6.1 or any other confidentiality agreement with the other party, (iv) information which is disclosed to the Company by Client that is or becomes Work Product under Section 7.1, and (v) information that any party hereto reasonably believes it is required to disclose by law, provided that it first notifies the other party hereto of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. Without prejudice to the rights and remedies of either party to this Agreement, a party disclosing any Confidential Information to the other party in accordance with the provisions of this Agreement shall be entitled to equitable relief by way of an injunction if the other party hereto breaches or threatens to breach any provision of this Section 6.1. Upon termination of this Agreement, each party shall promptly return to the other all Confidential Information or will certify its destruction to the other party and will not retain any copies, extracts, or other reproductions thereof; provided that the Company shall only be obligated to return or destroy Confidential Information that is contained within Work Product to the extent that it is reasonably practicable to do so while still retaining the Work Product.

7.	WORK PRODUCT.

7.1            Rights to Work Product. Any expression or result of the Company’s Services, or the work, findings, analyses, conclusions, opinions, recommendations, ideas, trade secrets, techniques, know-how, designs, concepts, know-how, methods, models, data, techniques, skill, knowledge, experience, programs, tools, applications, software, interfaces, enhancements, and other technical information created, used, developed or gained by the Company in connection with this Agreement in the course of performing the Services hereunder (collectively, “Work Product”) are the sole and exclusive property of the Company, and the Company hereby grants to Client, and Client hereby accepts, a non-exclusive, royalty free license, without further license fees, provided, however, to the extent such Work Product provided to Client by the Company contains Client’s Confidential Information, Client shall retain title to such Confidential Information. Client shall have no right to sublicense, transfer, assign, convey or permit any third party to use or copy any Work Product, with the understanding that the Work Product provided is the Company’s proprietary assets and may be utilized for Client’s internal purposes only. Upon termination of this Agreement, all rights of Client under the foregoing license to the Work Product shall immediately terminate and Client shall have no further rights with respect thereto.

8.	BOOKS AND RECORDS

8.1            Maintenance. Each party shall maintain books, accounts and records in a manner that clearly and accurately discloses the nature and details of the transactions under this Agreement, including the accounting information which is necessary to support the reasonableness of the charges or fees to the respective parties, and, in accordance with generally accepted accounting principles, permits ascertainment of charges relating to this Agreement.

8.2           Access. The parties agree to provide, upon written request in accordance with applicable state and federal law, reasonable access to their respective books and records to the extent necessary (a) to enable the Client to fulfill its contractual obligations to insureds and to arrange for the provision of its coverage, and (b) to enable the Client to assess the Company’s performance of Services hereunder.

8.3            Ownership. All books and records of the Client are and remain the property of the Client and are subject to control of the Client. In this Agreement, the books and records of the Client are defined to include all books and records developed or maintained under or related to the Agreement.

9.	TERM AND TERMINATION.

9.1           Term. Provided that this Agreement has been permitted by the Texas Commissioner of Insurance (the “Commissioner”), this Agreement shall become effective on the effective date first written above, and shall remain in effect for an initial term of one (1) year, at which time it shall renew automatically for successive one (1) year periods.

9.2           Termination. This Agreement may be terminated in any of the following events:

(a)           Without Cause. Unless otherwise agreed to, either party may terminate this Agreement at any time without penalty by giving the other party sixty (60) days prior written notice of termination. If this Agreement is terminated by the Client, Client shall pay the Company for all work performed and for all expenses incurred prior to the effective date of termination.

(b)          Cause. In the event either party fails to perform or observe any covenant, condition or agreement to be performed or observed by it hereunder, and the defaulting party does not cure the default within thirty (30) days after written notice thereof, then the non-defaulting party shall have the right to terminate this Agreement immediately upon written notice to the defaulting party, which notice shall specify the failure to cure the default.

9.3           Receivership. The Company has no automatic right to terminate this Agreement if the Client is placed in receivership pursuant to Tex. Ins. Code chpt. 443.

10.	MISCELLANEOUS.

10.1          Receivership. If the Client is placed in receivership or seized by the Commissioner under Tex. Ins. Code chpt. 443: (a) all of the rights of the Client under this Agreement extend to the receiver or the Commissioner; (b) all books and records of the Client will immediately be made available to the receiver or the Commissioner, and shall be turned over to the receiver or the Commissioner immediately upon the receiver or the Commissioner’s request; and (c) the Company will continue to maintain any systems, programs, or other infrastructure notwithstanding such proceeding or seizure, and will make them available to the receiver for so long as the Company continues to receive timely payment for services.

10.2         Insecurity and Adequate Assurances. If reasonable grounds for insecurity arise with respect to the Client’s ability to pay for the Services in a timely fashion, the Company may demand in writing adequate assurances of the Client’s ability to meet its payment obligations under this Agreement. Unless the Client provides the assurances in a reasonable time and manner acceptable to the Company, in addition to any other rights and remedies available, the Company may partially or totally suspend its performance while awaiting assurances, without any liability.

10.3        Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining provisions, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portion of this Agreement without including any such part, parts or portions that may, for any reason be hereafter declared invalid. Any provision shall nevertheless remain in full force and effect in all other circumstances.

10.4         Modification and Waiver. Waiver of breach of this Agreement by either party shall not be considered a waiver of any such subsequent breach.

10.5          Independent Contractor. The Company is an independent contractor of the Client; therefore nothing in this Agreement shall be construed to imply a joint venture, partnership or principal-agent relationship between the parties.

10.6         Notices. All notices or other communications hereunder shall be in writing, sent by courier or the fastest possible means, provided that recipient receives a manually signed copy by any transmission method scheduled to deliver within forty-eight (48) hours, and shall be deemed given when delivered addressed to the individual executing this Agreement at the address specified below

If to Company:

600 Brickell Avenue
19th Floor

Miami, Florida 33131
Attn:     Steven Pasko

If to Client:

2 Corporate Drive

Suite 760

Shelton, Connecticut 06484
Attn:      Robert O’Donnell

or such other address as may be specified in a written notice in accordance with this Section 10.6. Any party may, by notice given in accordance with this Section 10.6 to the other parties, designate another address or person or entity for receipt of notices hereunder.

10.7        Assignment. This Agreement is not assignable or transferable by the Client. This Agreement is not assignable or transferable by the Company without the written consent of the Client, which consent shall not be unreasonably withheld, conditioned or delayed.

10.8        Disputes. The Company and the Client recognize that disputes arising under this Agreement are best resolved at the working level by the parties directly involved. Both parties are encouraged to be imaginative in designing mechanisms and procedures to resolve disputes at this level. Such efforts shall include the referral of any remaining issues in dispute to higher authority within each participating party’s organization for resolution. Failing resolution of conflicts at the organizational level, the Company and the Client agree that any remaining conflicts arising out of or relating to this Agreement shall be submitted to non-binding mediation, to take place at the Company’s principal place of business with a mutually agreed upon mediator experienced in Texas law, unless the Company and the Client mutually agree otherwise. If the dispute is not resolved through non-binding mediation, then the parties may take such other appropriate action as may be reasonably necessary to resolve such disputes.

10.9        Section Headings. Title and headings of sections of this Agreement are for convenience or reference only and shall not affect the construction of any provision of this Agreement.

10.10      Representations; Counterparts. Each person executing this Agreement on behalf of a party hereto represents and warrants that such person is duly and validly authorized to do so on behalf of such party, with full right and authority to execute this Agreement and to bind such party with respect to all of its obligations hereunder. This Agreement may be executed (by original, faxed or emailed PDF signature) in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

10.11      Cooperation. The Client will cooperate with the Company in taking actions and executing documents, as appropriate, to achieve the objectives of this Agreement. The Client agrees that the Company’s performance is dependent on the Client’s timely and effective cooperation with the Company. Accordingly, the Client acknowledges that any delay by the Client may result in the Company being released from an obligation or scheduled deadline or in the Client having to pay extra fees for the Company’s agreement to meet a specific obligation or deadline despite the delay.

10.12      Governing Law and Construction. This Agreement will be governed by and construed in accordance with the laws of Texas, without regard to the principles of conflicts of law of any state. The language of this Agreement shall be deemed to be the result of negotiation among the parties and their respective counsel and shall not be construed strictly for or against any party.

10.13      Entire Agreement. This Agreement, including any schedules and appendices, as amended, states the entire agreement between the parties respecting the subject matter hereof, and supersedes any and all prior understandings, representations, warranties, agreements or contracts (whether oral or written) between the Client and the Company respecting the subject matter hereof. This Agreement may only be amended by an agreement in writing executed by the parties hereto.

10.14      Use by Third Parties. Services performed or provided by the Company pursuant to this Agreement are only for the purposes intended and may be misleading if used in another context. The Client agrees not to use any documents produced under this Agreement for anything other than the intended purpose without the Company’s written permission. This Agreement shall, therefore, not create any rights or benefits to parties other than to Client and the Company.

[Signature Page Below]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

Brickell Insurance Holdings LLC

By:	/s/ Steven W. Pasko
Name: Steven Pasko
Title: Manager

CLIENT:

Merit Life Insurance Co.

By:	/s/ Robert O’Donnell
Name: Robert O’Donnell
Title: Chief Executive Officer and President

[Signature Page to Intercompany Services Agreement]

SCHEDULE A

1.               SERVICES TO CLIENT: During the term of this Agreement, Company agrees to make available and provide to Client certain professional, managerial, and administrative staffing, office services, and other administrative support, as may be required by Client and as agreed to by Company in its sole discretion, subject to the following terms and conditions:

A.            The Company may provide professional, managerial and administrative services in the following areas and functions, and may act on behalf of the Client in these areas and as a representative of Client in these areas. At the Company’s discretion, Company may engage consultants or subcontractors to assist in the performance of Services on behalf of Client. The Client shall maintain oversight for Services provided to the Client by the Company, including by monitoring Services annually for quality assurance.

B.             Accounting, Administration and tax services:

i)             Preparation and submission of invoices to customers of Client in accordance with Client’s contract terms;

ii)             Collection of accounts receivable;

iii)            Recording expenses incurred by Client, expense authorization, payment of accounts payable, check writing and administration of other vendor reporting requirements (i.e., issuing 1099s);

iv)            Administration and processing of payroll, including payment of payroll tax liabilities of Client as an employer, issuing W-2s to employees of Client and filing all necessary tax reports and documents;

v)             Administration of all funds received and disbursed by the Company on behalf of Client, through the establishment and maintenance of one or more bank accounts (which may include Company funds and funds of other clients of the Company so long as such funds are accounted for separately), and reconciliation of all bank accounts;

vi)           Accounting services such as compilation services, financial statement preparation including disclosures required under applicable accounting standard and compliance reporting;

vii)          Maintenance of bookkeeping, accounting and tax records, kept in accordance with accounting principles, policies and procedures established by or in conjunction with the Client;

viii)         Preparation of monthly and fiscal year-end budgets, forecasts and other reports on Client’s financial performance within a commercially reasonable period of time after the close of the period or as requested by Client, permitting inspection by Client, through its authorized representatives, of any of its financial records at any commercially reasonable time;

ix)             Assistance and support in responding to audit and compliance inquiries presented by relevant regulatory agencies;

x)             Tax consulting and services, including, without limitation, the managing outside accounting firms’ filing and preparation of federal, state and local tax returns;

xi)            Consulting services related to business processes, internal controls, transaction support services, integration services and remediation activities; and

xii)            Any other services Client may need to support its business activities.

C.             Information Technology:

i)             Provide computer systems application development and maintenance;

ii)           Oversee and monitor operating systems integration maintenance and design;

iii)           Provide computer systems programing and software support as requested by Client;

iv)          Provide functions, maintenance, and support of Client’s technology devices, including voice and data transmission services;

Schedule A- 1

v)           Provide data management consultation and electronic data processing as necessary by the needs of Client;

vi)         Deliver information technology education and consulting, along with furnishing information technology planning and standards;

vii)        Establish local area network and workstation management standards to meet Client’s needs;

viii)       Perform computer, work station, and electronic equipment repair; and

ix)           Perform and assist with all other computer related services as may become necessary by Client.

D.            Executive Management

i)            Assist in the development of a strategic plan including alternative options and support for achieving certain strategic goals;

ii)          Provide oversight and direction with respect to Client financial performance including advice and suggestions for how to improve performance;

iii)         Serve as an advisor and consultant with respect to customer relations and customer management, to include participating in customer visits as requested by Client;

iv)         Support business development activities of Client and provide leads and generate new ideas and opportunities on behalf of Client;

v)          Serve as liaison between Client and all financial and vendor partners, including ensuring that all of Client’s financing needs are addressed and supporting the raising additional capital, as required or requested;

vi)         Provide management and oversight of Company personnel supporting Client objectives and ensure Client requirements are being met;

vii)        Oversee issues and matters related to compliance and risk management and mitigation; and

viii)       Management of third-party legal services.

E.            Human Resources

i)            Support all hiring and termination actions as required by Client, to include providing offer letters, conducting background checks, ensuring completion of all paperwork and forms required as part of a new hire processing procedure determined by Company;

ii)           Maintain employee files on all employees of Client, to include annual evaluations and other performance evaluations;

iii)         Maintain and administer all employee benefit plans, to include medical, dental and vision insurance, 401(k) plans, workers compensation insurance and other benefits as directed by Client; and

iv)         Ensure compliance with all local, state and federal labor laws. Perform all other support services with respect to employee relations and requests as reasonably directed by Client.

F.            Legal

i)            Legal services, including, without limitation, assistance with respect to claims which may be or have been asserted or are the subject of litigation (provided that the Company’s internal legal staff shall not provide legal advice to Client, or services to Client with respect to any disagreements or real legal conflicts of interest between the Company and Client);

ii)          Preparation and review of documents involving loans, financing transactions, real estate matters, contracts, and disclosures, assistance with reporting or compliance requirements, and consultation related to legal and administrative proceedings; and

iii)          Development and implementation of compliance reviews and legal department initiatives such as standardized document retention practices, privacy and data protection expectations, business continuity planning, insurance coverage analyses, and crisis response plans.

Schedule A- 2

iv)         Monitor and maintain all corporate filings, registrations and licenses.

G.            Servicing

i)            The servicing of receivables, assets and liabilities, as applicable.

H.            Maintenance of Certain Books and Records

i)            Maintaining certain books and records of the Client at the Company’s offices;

a)	The Company confirms that all such records will be maintained by the Company purely as the custodian for such records on behalf of the Client and that these records will remain at all times under the Client’s direct supervision, management and control;
b)	The Texas Department of Insurance will, at all times, be authorized to examine at the Client’s expense the books and records of the Client maintained by the Company at its offices; and
c)	The Company will fully cooperate with the staff of the Texas Department of Insurance during such an examination of such records.

Schedule A-3